Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 12, 2023, except for Notes 13, 16, 18 and 19, which are as of July 14, 2023, with respect to the combined and consolidated financial statements of XBP Europe, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, contained in the Registration Statement on Amendment No. 2 to Form S-1. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ UHY LLP

Sterling Heights, Michigan

October 10, 2023